As filed with the Securities and Exchange Commission on March 13, 2025

Registration No. 333-259573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First High-School Education Group Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1-1, Tiyuan Road, Xishan District

Kunming, Yunnan Province 650228

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

2021 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tommy Zhou	Dan Ouyang, Esq.
Chief Financial Officer	Wilson Sonsini Goodrich & Rosati
First High-School Education Group Co., Ltd.	Professional Corporation
No. 1-1, Tiyuan Road, Xishan District	Unit 2901, 29F, Tower C, Beijing Yintai Centre
Kunming, Yunnan Province 650228	No. 2 Jianguomenwai Avenue
People’s Republic of China	Chaoyang District, Beijing 100022
+86-10-62555966	People’s Republic of China
(86) 10-6529-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

First High-School Education Group Co., Ltd. (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-259573, filed with the Securities and Exchange Commission on September 16, 2021, with respect to a total of 3,524,435 Class A ordinary shares of the Registrant, par value US$0.00001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2021 Share Incentive Plan.

On November 22, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with One Education Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and One Education Merger Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”). On March 10, 2025 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant being the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”). Upon the completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 13, 2025.

First High-School Education Group Co., Ltd.

By:	/s/ Shaowei Zhang
	Name:	Shaowei Zhang
	Title:	Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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